Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Church & Dwight Co., Inc. on Form S-8 of our reports dated March 4, 2005, relating to the financial statements and financial statement schedule of Church & Dwight Co., Inc. and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Church & Dwight Co., Inc. for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey

July 29, 2005